Exhibit 5.1

J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

jthomas@acadiagrp.com

November 17, 2016

The Board of Directors

CROE, INC.

11650 South State Street, Suite 240

Draper, UT 84020

(801) 816-2500

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1: Securities Act File No. 333-214187

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the resale of certain securities of Croe, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of 850,000 shares of common stock of the Company issued to the selling stockholders for consideration (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the General Corporation Law of the State of Utah, other relevant statutory provisions, all applicable provisions of the Utah Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Croe, Inc. in the registration statement included therein and consent to the filing of this opinion as an exhibit to the Registration Statement and with any amendments.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President